Exhibit 5.1

Bank of America Plaza 813.229.7600 101 East Kennedy Boulevard 813.229.1660 fax Suite 2800 Tampa, Florida 33602 www.shumaker.com

June 23, 2025

Oragenics, Inc.

1990 Main Street, Suite 750

Sarasota, FL 34236

Re: Oragenics, Inc.

Ladies and Gentlemen:

We are acting as counsel to Oragenics, Inc., a Florida corporation (the “Company”), in connection with the filing, on or about the date of this letter, with the U.S. Securities and Exchange Commission (the “Commission”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of the Registration Statement on Form S-1 of the Company (including all exhibits thereto, the “Registration Statement”), including a related prospectus contained therein (the “Prospectus”), relating to the proposed public offering (the “Offering”) by the Company of up to an aggregate of: (i) $20.0 million units, with each unit consisting of one share of the Company’s Series H Convertible Preferred Stock, no par value (“Series H Preferred Stock”), and a warrant to purchase one share of Series H Preferred Stock (the “Warrants”), (ii) shares of Series H Preferred Stock issuable upon exercise of the warrants (the “Warrant Shares”) and (iii) shares of common stock (“Common Stock”) issuable upon conversion of the shares of Series H Preferred Stock ((i) through (iii) collectively, the “Securities”). The Securities are to be sold by the Company pursuant to a placement agency agreement (“Placement Agency Agreement”) to be entered into by and between the Company and Dawson James Securities, Inc. The Securities are to be offered and sold in the manner described in the Registration Statement and the Prospectus.

The terms “Series H Preferred Stock,” “Warrants,” “Warrant Shares,” “Common Stock” “and “Securities” shall include any additional securities registered by the Company pursuant to Rule 462(b) under the Act in connection with the offering contemplated by the Registration Statement. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus other than as expressly stated herein with respect to the issuance of the Securities.

As such counsel and for purposes of our opinions set forth herein, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such documents, resolutions, certificates and other instruments of the Company and corporate records furnished to us by the Company, and have reviewed certificates of public officials, statutes, records and such other instruments and documents as we have deemed necessary or appropriate as a basis for the opinion set forth below, including without limitation (i) the Amended and Restated Articles of Incorporation of the Company, as amended through the date hereof; (ii) the Amended and Restated Bylaws of the Company, as amended through the date hereof; (iii) the Certificate of Designation of Series H Convertible Preferred Stock to be filed with the Secretary of State of the State of Florida, (iv) certain resolutions of the Board of Directors of the Company (the “Board”) relating to the issuance, sale and registration of the Securities; (v) the Registration Statement; (vi) the Prospectus and (vii) the Placement Agency Agreement. In addition, we have examined originals or copies, certified or otherwise identified to our satisfaction, of certain other corporate records, documents, instruments and certificates of public officials and of the Company, and we have made such inquiries of officers of the Company and public officials and considered such questions of law as we have deemed necessary for purposes of rendering the opinions set forth herein. Our opinions are limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

With respect to the Common Stock issuable upon conversion of the Series H Preferred Stock, we express no opinion to the extent that future issuances of Common Stock of the Company, adjustments to outstanding securities of the Company or other matters that cause the Series H Preferred Stock to be convertible into more shares of Common Stock than the number authorized for issuance by the Company. Further, we have assumed the conversion price of the Series H Preferred Stock will not be adjusted to an amount below the par value per share of the Common Stock.

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Based upon and subject to the foregoing, we are of the opinion that:

1.	The Series H Preferred Stock has been duly authorized by the Company and if, when and to the extent any Series H Preferred Stock is issued and sold in accordance with all applicable terms and conditions set forth in, and in the manner contemplated by and as described in the Registration Statement and Prospectus (including the payment in full of all consideration required for such Series H Preferred Stock, including without limitation, with regard to the Series H Preferred Stock underlying the Warrants, the payment in full of the exercise price for such shares in accordance with the Warrants), such Series H Preferred Stock will be validly issued, fully paid and nonassessable;

2.	The Warrants have been duly authorized by the Company and if, when and to the extent any Warrants are issued and sold in accordance with all applicable terms and conditions set forth in, and in the manner contemplated by, and as described in the Registration Statement and Prospectus, the Warrants will be validly issued, fully paid and nonassessable; and

3.	The Common Stock has been duly authorized by the Company and if, when and to the extent any Common Stock is issued in accordance with all applicable terms and conditions set forth in, and in the manner contemplated by and as described in the Registration Statement and Prospectus (including the terms and conditions of the Certificate of Designation), such Securities will be validly issued, fully paid and nonassessable.

We are admitted to practice in the State of Florida. This opinion letter is limited to the laws of the State of Florida, as such laws presently exist and to the facts as they presently exist. We express no opinion as to the effect of the law of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdictions be changed after the date hereof by legislative action, judicial decision or otherwise. Without limiting the generality of the foregoing, we express no opinion with respect to (i) state securities or “Blue Sky” laws or (ii) state or federal antifraud laws.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act and to the references to our firm therein and in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Shumaker, Loop & Kendrick, LLP
SHUMAKER, LOOP & KENDRICK, LLP

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